Exhibit 24

POWER OF ATTORNEY

I hereby appoint Christopher Becker, Janet Verneuille, Maria Doyle and Pauline Wimmer to act as my true and lawful attorney in fact with authority to execute on my behalf any Form ID, 3, 4, 5 or 144 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Mr. Becker, Ms. Verneuille, Ms. Doyle or
Ms. Wimmer in writing that their authority to act on my behalf in this manner has been withdrawn.

       I have signed this power of attorney on November 15,2023.

       By: /s/ MICHAEL SPOLARICH
           Michael Spolarich


       In the presence of: /s/ CHRISTOPHER J. HILTON
                           Christopher J. Hilton

       at: Melville, New York
           City         State